Exhibit 99.1

6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
Press	260.459.3553 Phone
Release	260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces Completion of Notes Offering

FORT WAYNE, INDIANA, April 3, 2008 –Steel Dynamics, Inc. (NASDAQ-GS:STLD) announced today that it has consummated an unsecured note offering of $375 million of 7¾% Senior Notes due 2016 (the “Notes”).  The net proceeds from the Notes will be used to repay amounts outstanding under its senior secured revolving credit facility and for general corporate purposes.

The company also announced the completion of an amendment to its senior secured credit facility on March 31, 2008, pursuant to which commitments under the revolving credit facility increased $124 million and funding under the term loan A facility increased $94 million.

The Notes were offered in a transaction exempt from the registration requirements of the Securities Act of 1933 and have not been registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States, absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any debt securities, and shall not constitute an offer, solicitation or sale of any debt securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains predictive statements about future events.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, including conditions in the financial markets, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com